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                                                                   Exhibit 10.22

                                 DESCRIPTION OF
                        SUPPLEMENTAL RETIREMENT BENEFIT
                               TO W. RANDALL ODIL

          The Company has determined to secure at least a portion of the additional retirement benefit that Mr. Odil expects to earn if he were to continue in employment with the Company until he reached age 65. The following are three alternatives for providing a supplemental retirement benefit to Mr. Odil.

          Alternative I.  Purchase an annuity to provide annual payments of
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approximately $37,000 commencing at age 65.  The $37,000 annual payment amount assumes the Company will be sold in 1995 and uses IRS tables to approximate an insurance company's annuity purchase rates. The actual amount of the annuity would depend on the amount that could be applied to purchase it and the annuity purchase rates the Company could obtain. The amount applied to purchase the annuity would be limited to $149,000 if the Company is sold in 1994 or approximately $190,000 if it is sold in 1995 (this assumes a $40,000 bonus in 1994). Those are the maximum amounts that, taking into account his retention bonus and severance benefits, could be paid to Mr. Odil without triggering the "golden parachute" rules under the Internal Revenue Code.

          Mr. Odil would be subject to federal and state income tax and employment taxes on the single premium at the time the annuity was purchased.
It would be his responsibility to bear the expense of those taxes, although the Company would have to withhold federal taxes from other funds in order to obtain a deduction. Mr. Odil would have basis in the annuity contract, i.e., a portion of each annuity payment would not be taxable to him because it would be considered a return of his previously taxed investment in the contract.

          Alternative II.  Purchase an annuity to provide annual payments of
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approximately $20,000 commencing at age 65 and gross-up Mr. Odil for taxes on the annuity purchase price. The total of the annuity purchase price and the gross-up amount would again be the maximum that would not result in excise tax under the golden parachute rules, i.e., $149,000 for a 1994 sale or $190,000 for a 1995 sale. Once again, Mr. Odil would have basis in the annuity contract, and a portion of each annuity payment would not be taxable to him. In contrast to alternative I, however, the Company would not need to withhold the taxes on the annuity purchase price from other funds.

          Alternative III.  Pay Mr. Odil a lump sum equal to the maximum amount
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which, when combined with his retention bonus and severance benefits, would not trigger the golden parachute rules. Under this alternative, Mr. Odil would again be responsible for payment of tax on the amount received but would also be free to invest the net amount in whatever manner he chose in order to save for retirement.